Immediate Release

                                                                                                Contact   Mary Brevard:  (248) 754-0881

                                                                                                                                                    Ken Lamb:  (248) 754-0884

BORGWARNER REPORTS SOLID SECOND QUARTER

DRIVEN BY STRONG WORLDWIDE DEMAND

Auburn Hills, Michigan, July 28, 2005 - BorgWarner Inc. (NYSE:  BWA) today reported solid results for the second quarter of 2005 in spite of lower vehicle production in North America and modest growth elsewhere in the world.  Strong demand for BorgWarner technology around the world, along with continued cost efficiencies, helped boost results.

Second Quarter Highlights:

•        Earnings of $0.63 per diluted share on a U.S. GAAP basis. For comparison with other quarters, the quarter included a previously announced $0.50 per share charge associated with the anticipated cost of settling all Crystal Springs-related alleged environmental contamination personal injury and property damage claims. Excluding the charge, earnings were $1.13 per diluted share, up 16% from $0.97 per diluted share in Q2 2004

•        Sales of $1,111 million, up 24% from Q2 2004

-  Sales up 11% excluding Beru

•        Sales outside of the U.S. grew 20% over Q2 2004, excluding Beru and the impact of currency

•        The company reiterated its 2005 full year earnings expectation of $4.15 to $4.31 per share on a U.S. GAAP basis, and $4.27 to $4.43 per share on the company's base business plus the anticipated contribution from Beru

Comment and Outlook: "We had another strong quarter in spite of a challenging environment," said Tim Manganello, Chairman and CEO.  "Our results were driven by our technology that is targeted at the fastest growing parts of the market.  Our sales were up 11% in the quarter, excluding our acquisition of a majority stake in Beru, while worldwide industry production was up a modest 2%.  Sales including Beru were up 24% versus second quarter 2004.  Our Engine business had solid growth driven by demand for our technology, which improves fuel economy, performance and air quality, while the Drivetrain group reported sales slightly up versus second quarter 2004 despite a decline in North American light truck and sport-utility vehicle production.  We clearly demonstrated the viability of our technology-driven growth strategy and the benefits of building one of the most diverse customer bases in the industry."

- more -

BORGWARNER REPORTS SOLID SECOND QUARTER/2

The company reiterated its 2005 full year earnings expectation of $4.15 to $4.31 per share, which includes the ($0.50) per share second quarter charge related to the anticipated cost of settling all Crystal Springs-related alleged environmental contamination personal injury and property damage claims and $0.38 per share, reported in the first quarter, associated with divestitures, the release of tax accruals and net of the immediate write-off of the excess purchase price associated with Beru's in-process R&D. The company also reconfirmed its earnings expectation of $4.27 to $4.43 per share, excluding the aforementioned items, which represents its base business plus the anticipated contribution from Beru.

Financial Results:  For second quarter 2005, sales were $1,111.4 million, up 24% from $893.2 million in second quarter 2004. Excluding Beru, sales were up 11% in second quarter 2005. For the first six months of 2005, sales were $2,194.9 million, up 22% from $1,796.2 million in the first six months of 2004. Excluding Beru, sales for the first six months of 2005 were up 8%. Sales excluding Beru are provided for comparisons with other reporting periods.

Net income in the quarter was $35.9 million, or $0.63 per diluted share, compared with $54.7 million, or $0.97 per diluted share in last year's second quarter. For the first six months of 2005, net income was $113.6 million, or $1.99 per diluted share, compared with $105.8 million, or $1.88 per diluted share in the first six months of 2004. Second quarter 2005 net income includes normalized earnings related to Beru of $1.5 million, or $0.03 per share, and a $(28.7) million charge, after taxes, related to the anticipated cost of settling all Crystal Springs-related alleged environmental contamination personal injury and property damage claims, or $(0.50) per share. The normalized earnings related to Beru reflect BorgWarner's 69.42% ownership share of Beru, adjusted by BorgWarner from International Financial Reporting Standards to U.S. GAAP, and include expenses related to the amortization of approximately 54% of the excess purchase price and BorgWarner's acquisition financing costs. The expenses related to the amortization of the excess purchase price are based on preliminary allocations. Second quarter 2005 net income excluding the charge related to the anticipated cost of settling all Crystal Springs-related alleged environmental contamination personal injury and property damage claims is provided for comparisons with other quarterly results. The increase in the Euro and other currencies added $21.0 million to sales in second quarter 2005 compared with 2004, and $2.1 million to net income.

Net cash provided by operating activities was $183.1 million in the first six months of 2005 versus $221.5 million in the first six months of 2004.  Investments in capital expenditures and net tooling totaled $113.4 million for the first six months of 2005, compared with $114.3 million for the same period in 2004.  Balance sheet debt was higher by $244.5 million, and cash and cash equivalents was lower by $83.1 million at the end of second quarter 2005 compared with end of fourth quarter 2004, primarily due to funding of the Beru acquisition.

- more -

BORGWARNER REPORTS SOLID SECOND QUARTER/3

Engine Group Results:  For second quarter 2005, strong demand and the acquisition of a majority stake in Beru boosted Engine Group sales 38% to $773.9 million with a 22% increase in segment earnings before interest and income taxes to $92.6 million.  The group continued to benefit from European and Asian automaker demand for turbochargers, timing systems and emissions products, and from stronger commercial vehicle production in both Europe and North America.

Drivetrain Group Results:  The Drivetrain Group had a solid quarter reporting sales growth of 1% and a 16% increase in segment earnings before interest and income taxes to $27.7 million. The group continued to benefit from growth outside of North America, including increased sales of dual-clutch transmission products, which offset the 4% decline in North American light truck and sport-utility vehicle volumes.

Recent Highlights:  During the quarter, BorgWarner announced that its Engine Group has begun production of turbochargers for Hyundai/Kia Motor Company in Korea.  The first of these are variable turbine geometry (VTG) systems for the new Kia Sorento 2.5 CRDI VTG diesel engine.

The company is also supplying the turbocharger for the world's first gasoline engine to use both direct injection and a turbocharger, the Audi 2.0-liter Turbo FSI. The engine offers excellent performance with moderate fuel consumption while meeting EU4 and ULEV 2 exhaust emissions regulations. The engine was recently introduced in the new Audi A3 Sportback, and is now available on the Audi A4, the Golf GTI and the Passat.

The company entered into a settlement regarding approximately 90% of personal injury and property damage claims related to previously disclosed alleged environmental contamination from a Kuhlman Electric Corporation ("KEC") plant site in Crystal Springs, Mississippi. BorgWarner and other defendants will pay up to $39 million in three equal installments ending on January 2, 2006.

In its Drivetrain Group, the company's DualTronic(TM) technology for automated transmissions will be available on turbocharged direct-injected gasoline (TFSI) models of the all-new 2005 VW Jetta.

- more -

BORGWARNER REPORTS SOLID SECOND QUARTER/4

At 9:30 a.m. ET today, a brief conference call concerning second quarter results will be webcast at: http://www.borgwarner.com/investor_webcasts.html.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide.  The company operates manufacturing and technical facilities in 62 locations in 17 countries.  Customers include Ford, DaimlerChrysler, General Motors, VW/Audi, Toyota, Hyundai/Kia, Renault/Nissan, Honda, Caterpillar, Navistar International, Peugeot, and BMW. The Internet address for BorgWarner is: http://www.borgwarner.com.

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections.  Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include:  fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 2004. The Company does not undertake any obligation to update any forward-looking statement.

All information relating to Beru is unaudited and is in compliance with applicable German statutory requirements, including the German Securities Trading Act.

Financial Tables Follow

# # #

BORGWARNER REPORTS SOLID SECOND QUARTER/5

BorgWarner Inc.
Consolidated Statements of Operations (Unaudited)
(millions of dollars, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Net sales	$1,111.4	$893.2	$2,194.9	$1,796.2
Cost of sales	878.9	723.4	1,748.8	1,453.9
Gross profit	232.5	169.8	446.1	342.3

Selling, general and administrative expenses	130.9	87.8	265.8	182.5
Other, net, including litigation settlement	43.0	0.6	38.0	0.9
Operating income	58.6	81.4	142.3	158.9
Equity in affiliate earnings, net of tax	(8.0)	(8.4)	(12.0)	(14.9)
Interest expense and finance charges	9.8	7.7	19.2	15.2
Earnings before income taxes	56.8	82.1	135.1	158.6

Provision for income taxes	12.8	24.6	12.4	47.5
Minority interest, net of tax	8.1	2.8	9.1	5.3

Net earnings	$35.9	$54.7	$113.6	$105.8

Earnings per share - Diluted	$0.63	$0.97	$1.99	$1.88

Average shares outstanding - Diluted (in millions)	57.2	56.4	57.2	56.2

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Capital expenditures	$49.9	$43.7	$99.2	$84.2

Tooling outlays, net of customer reimbursements	$10.7	$16.4	$14.2	$30.1

Depreciation and amortization:
Fixed asset depreciation	$45.2	$33.5	$90.3	$67.3
Amortization of tooling	9.3	10.1	19.0	19.9
Other amortization	4.3	0.0	21.3	0.0
	$58.8	$43.6	$130.6	$87.2

BORGWARNER REPORTS SOLID SECOND QUARTER/6

BorgWarner Inc.
Net Sales by Operating Group (Unaudited)
(millions of dollars)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Drivetrain	$350.7	$347.4	$683.1	$707.0

Engine	773.9	559.6	1,536.3	1,116.7

Net sales by operating group	1,124.6	907.0	2,219.4	1,823.7

Eliminations	(13.2)	(13.8)	(24.5)	(27.5)

Net sales	$1,111.4	$893.2	$2,194.9	$1,796.2

Segment Earnings Before Interest and Income Taxes by Operating Group (Unaudited)
(millions of dollars)
	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004
Drivetrain	$27.7	$23.8	$50.6	$54.5

Engine	92.6	75.7	169.6	143.7

Total segment earnings by operating group	120.3	99.5	220.2	198.2

Corporate, including litigation settlement	(53.7)	(9.7)	(65.9)	(24.4)

Consolidated	66.6	89.8	154.3	173.8

Interest and finance charges	(9.8)	(7.7)	(19.2)	(15.2)

Earnings before income taxes	$56.8	$82.1	$135.1	$158.6

BORGWARNER REPORTS SOLID SECOND QUARTER/7

BorgWarner Inc.
Condensed Consolidated Balance Sheets
(millions of dollars)

	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Cash and cash equivalents	$146.6	$229.7
Receivables	640.6	499.1
Inventories	351.2	223.4
Other current assets	83.4	122.1
Total current assets	1,221.8	1,074.3

Property, plant, and equipment, net	1,257.6	1,077.2
Other long-term assets	1,657.5	1,377.6
Total assets	$4,136.9	$3,529.1

LIABILITIES
Notes payable and current portion of long-term debt	$185.4	$16.5
Accounts payable and accrued expenses	742.1	608.0
Income taxes payable	49.7	39.3
Total current liabilities	977.2	663.8

Long-term debt	643.6	568.0
Other long-term liabilities	821.2	740.9

Minority Interest	130.5	22.2

STOCKHOLDERS' EQUITY
Stockholders' equity	1,564.4	1,534.2
Total liabilities and
stockholders' equity	$4,136.9	$3,529.1

BORGWARNER REPORTS SOLID SECOND QUARTER/8

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Six Months Ended
	June 30,
	2005	2004
Operating Activities:
Net earnings	$113.6	$105.8
Non-cash charges to operations:
Depreciation and amortization	130.6	87.2
Employee retirement benefits	0.0	24.5
Other non-cash items	(21.2)	8.0
Net earnings adjusted for non-cash charges	223.0	225.5
Changes in assets and liabilities	(39.9)	(4.0)
Net cash provided by operating activities	183.1	221.5
Investing Activities:
Capital expenditures	(99.2)	(84.2)
Tooling outlays, net of customer reimbursements	(14.2)	(30.1)
Acquisitions, net of divestitures	(385.2)	(9.0)
Other	6.0	2.5
Net cash used in investing activities	(492.6)	(120.8)
Financing Activities:
Net additions (repayments) of debt	256.4	(58.8)
Dividends paid	(15.8)	(13.9)
Other	3.3	3.2
Net cash provided by (used in) financing activities	243.9	(69.5)
Effect of exchange rate changes on cash and cash equivalents	(17.5)	(0.3)
Net decrease in cash and cash equivalents	(83.1)	30.9
Cash and cash equivalents at beginning of period	229.7	113.1
Cash and cash equivalents at end of period	$146.6	$144.0